Results of Shareholder Meeting (Unaudited)
At the annual meeting of shareholders of the MFS Global Growth Fund, which was held on November 7, 2001, the following actions were taken:
Item 1. To elect a board of trustees.
Number of Shares
Nominee                              For                 Withhold Authority
Jeffrey L. Shames                    24,875,105          504,848
John W. Ballen                       24,892,811          487,142
Lawrence H. Cohn, M.D.               24,867,982          511,972
The Hon. Sir J. David Gibbons, KBE   24,868,445          511,508
William R. Gutow                     24,875,241          504,712
J. Atwood Ives                       24,874,004          505,949
Abby M. O'Neill                      24,883,598          496,355
Lawrence T. Perera                   24,874,057          505,896
William J. Poorvu                    24,871,842          508,111
Arnold D. Scott                      24,873,863          506,090
J. Dale Sherratt                     24,891,816          488,138
Elaine R. Smith                      24,872,720          507,233
Ward Smith                           24,862,830          517,123
Item 2. To amend or remove certain fundamental investment policies.
Number of Shares
For 18,909,206
Against 501,204
Abstain 807,008
Item 3. To approve a new investment advisory agreement with Massachusetts Financial Services Company.
Number of Shares
For 24,351,879
Against 390,417
Abstain 637,657
Item 4. To ratify the selection of the independent public accountants for the current fiscal year.
Number of Shares
For 24,665,815
Against 164,493
Abstain 549,646